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                                                                    EXHIBIT 99.3

Contacts:
ATS Medical, Inc.
Michael Dale
President and CEO, 763-557-2224
Jack Judd
CFO, 763-557-2222

EVC Group
Douglas Sherk, 415-896-6820
Anne Bugge, 206-926-5220
Jennifer Beugelmans, 415-896-6820


FOR IMMEDIATE RELEASE


           ATS MEDICAL CLOSES ON SALE OF $13.1 MILLION OF COMMON STOCK


MINNEAPOLIS, June 28, 2004---ATS Medical, Inc. (Nasdaq: ATSI) today announced the closing of the sale of approximately 3.7 million shares of common stock with gross proceeds of $13.1 million. The Company issued no warrants in conjunction with the sale. Adams, Harkness & Hill acted as the placement agent for the financing.

The Company plans to use the proceeds for general working capital purposes and to finance the manufacturing of the ATS Open Pivot(R) Valve and its components in the Company's own facility. ATS also plans to continue to seek strategic investments in additional products that will leverage its operating platform and expand its presence in the cardiovascular surgery market.

"Ramping up manufacturing of the ATS Open Pivot Valve is a critical step to achieving our goal of positive operating income and profitability" said Michael Dale, ATS Chairman and CEO. "As our rapid growth depletes our existing finished goods inventory, the proceeds from this placement will enable us to transition to manufacturing our own products in-house, thereby realizing important cost savings and improved gross margins. We plan to begin the transition during the second half of 2004. In addition, some of the funds raised will be used to accelerate completion and market introduction of the PARSUS blood filtration technology for use in cardiac surgery procedures for which we recently acquired exclusive worldwide rights. With this transaction completed, we believe we have the financial resources in place to fund operations until we reach profitability."

The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration. ATS Medical has agreed to file, no later than 15


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business days after the closing, a registration statement providing for the resale of the common stock.

ABOUT ATS MEDICAL

ATS Medical, Inc., headquartered in Minneapolis, is a leading medical device company specializing in mechanical heart valves, aortic graft prostheses and related cardiovascular surgery accessories. ATS is a global company with product sales in more than 40 countries. The ATS Open Pivot(R) Valve has been implanted in over 85,000 patients and utilizes a unique pivot design that results in better performance and a lower risk profile. The Company's website is www.atsmedical.com.

SAFE HARBOR

All statements in this news release that are not statements of historical fact are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the ability of the Company and the investors to comply with certain conditions to closing as set forth in the definitive agreements. ATS Medical assumes no obligation to update these forward looking statements, and does not intend to do so.

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